Apple to Use Intel Microprocessors Beginning in 2006

WWDC 2005, SAN FRANCISCO--June 6, 2005--At its Worldwide Developer Conference today, Apple® announced plans to deliver models of its Macintosh® computers using Intel microprocessors by this time next year, and to transition all of its Macs to using Intel microprocessors by the end of 2007.  Apple previewed a version of its critically acclaimed operating system, Mac OS® X Tiger, running on an Intel-based Mac® to the over 3,800 developers attending CEO Steve Jobs' keynote address. Apple also announced the availability of a Developer Transition Kit, consisting of an Intel-based Mac development system along with preview versions of Apple's software, which will allow developers to prepare versions of their applications which will run on both PowerPC and Intel-based Macs.

"Our goal is to provide our customers with the best personal computers in the world, and looking ahead Intel has the strongest processor roadmap by far," said Steve Jobs, Apple's CEO. "It's been ten years since our transition to the PowerPC, and we think Intel's technology will help us create the best personal computers for the next ten years."

"We are thrilled to have the world's most innovative personal computer company as a customer," said Paul Otellini, president and CEO of Intel. "Apple helped found the PC industry and throughout the years has been known for fresh ideas and new approaches. We look forward to providing advanced chip technologies, and to collaborating on new initiatives, to help Apple continue to deliver innovative products for years to come."

"We plan to create future versions of Microsoft Office for the Mac that support both PowerPC and Intel processors," said Roz Ho, general manager of Microsoft's Macintosh Business Unit. "We have a strong relationship with Apple and will work closely with them to continue our long tradition of making great applications for a great platform."

"We think this is a really smart move on Apple's part and plan to create future versions of our Creative Suite for Macintosh that support both PowerPC and Intel processors," said Bruce Chizen, CEO of Adobe.

The Developer Transition Kit is available starting today for $999 to all Apple Developer Connection Select and Premier members. Further information for Apple Developer Connection members is available at developer.apple.com. Intel plans to provide industry leading development tools support for Apple later this year, including the Intel C/C++ Compiler for Apple, Intel Fortran Compiler for Apple, Intel Math Kernel Libraries for Apple and Intel Integrated Performance Primitives for Apple.

Intel (www.intel.com <http://www.intel.com/> ), the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

Press Contacts:
Natalie Kerris
Apple
(408) 974-6877
nat@apple.com

Steve Dowling
Apple
(408) 974-1896
dowling@apple.com

Tom Beermann
Intel
(408) 765-6855
tom.beermann@intel.com

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